                                                GENERAL GEOLOGY

                              EBY AND OTTO TOWNSHIPS,
                               KIRKLAND LAKE, ONTARIO

January 7,2019

Eby and Otto Area FAULTS

Eby and Otto Area FAULTS

A prominent north-striking fault offsets the western half of the Otto Stock about V/2 miles south, relative to the east half. This fault transects regional northwest-striking faults and lineaments of the Lake Timiskaming Rift Valley (Lovell and Caine 1970) several of which cross the map-area. Centred on one northwest-striking fault, about 2 miles north of Round Lake, is a circular depression 3,500 feet in diameter (Photo 1). The feature is inside the Otto Stock, and the outcrops both inside and outside the depression are medium-grained syenite, coarse-grained syenite, and lamprophyre. Possibly the depression marks the location of a younger related stock, or the junction of several joints and faults. The Larder Lake Fault has been thought to extend through the northern part of Eby Township (Thomson 1948, p.28), and some drilling for gold has been done to intersect parts of its presumed extension

The Atacama (former Allsopp-Huston) Property consists of 3 claim groups comprising 12 leased (Atacama 1) and 4 unpatented (13 units) contiguous claims (Atacama 2) straddling the central portion of the Eby/Otto Township boundary, and 2 unpatented claims (17 units) in north central Otto Township (Atacama 3)

4b
16
18
28
16
carb
3c
1a
1,1a
1a,b
5g
Pit
Pits
S
q
carb,Au,Cu,S
Au,S
1a,4b,6
MAmag
Cu
Pits
5c
2a,4b
1a,2b
1b
1b,c
1c
1a,5c
70°
60°
45°
Pit q,carb
7g
2b
7c
7b
7a
7b,c
ne RA
1a,5c
1a,b,5d
1a,3a
85°
80°
Pit 1b,a
2a,b,1a
5d
1b,a
× 7b
6
9

Howard Lovell reported (in Summary of Field Work. 1967 by the Geological Branch, Miscellaneous Paper 11 p. 64 and p. 65) all bedrock in Eby Township is Precambrian.

From oldest to youngest, the rocks are Keewatin-type mafic and felsic flows, tuffs, agglomerates, and iron formation; amphibolite gneiss; Timiskaming type felsic intrusive rocks; Matachewan-type mafic intrusive dikes, and Cobalt sedimentary rocks. Some of the area formerly mapped as "greenstone" is rhyolite tuff.

Howard Lovell reported (in Geology of the Eby and Otto Area District of Timiskaming 1972 , by the Ontario Department of Mines and Northern Affairs Geological Report 99) the map-area (Map 2239) is in the "Abitibi" belt (Goodwin 1966) of Precambrian volcanic, sedimentary, and intrusive rocks that extend from southwest of Timmins, Ontario, to Chibougamau, Quebec. There are representatives in the map-area (Map 2239) of every major division of rocks of the Precambrian stratigraphic column for the northern part of northeastern Ontario. Keewatin-type meta volcanic rocks underlie about two-thirds of Eby Township and one-quarter of Otto Township.

They range in composition from basalt to rhyolite, and in metamorphic grade from lower greenschist facies to almandine-amphibolite facies.

L. S. Jensen and F. F. Langford reported (in Geology and Petrogenesis of the Archean Abitibi Belt in the Kirkland Lake Area 1985 by the Ontario Geological Survey, Miscellaneous Paper 123. The Kirkland Lake area is underlain by Archean volcanic, sedimentary, and intrusive rocks which are part of the Abitibi Greenstone Belt (approx. 800km long and 240 km wide) . In places, the belt is cut by swarms of the north-trending Matachewan dikes. In the southern part of the Kirkland Lake area, the Archean rocks are unconformably overlain by Proterozoic sedimentary rocks of the Cobalt Group. Several diabase dikes of Keweenawan age cut all the above rocks. Also, in the Kirkland Lake area, the volcanic rocks of the Abitibi Greenstone Belt are preserved in a syn clinorium located between the Lake Abitibi Batholith and the Round Lake Batholith. The axis of the syn clinorium occurs midway between the 2 batholiths and plunges to the east. The northern and southern limbs of the syn clinorium are cut by 2 large east-striking fault zones: the Destor - Porcupine Fault Zone, and the Kirkland Lake - Larder Lake Fault Zone, respectively.

STRUCTURAL GEOLOGY

Howard Lovell continues by saying (page 65 Misc. paper #11) that the Keewatin-type rocks form a northwest-plunging syn clinorium has been re-folded. The younger syncline strikes northeast, approximately parallel to the belt of Timiskaming-type rocks.

Strong faults and lineaments strike northwest and northeast. The most important northeast-striking feature is the Larder Lake fault zone, which extends through the northern part of Eby township.

Howard Lovell continues by saying (page 15 Geological Report #99) the Archean metavolcanics and meta sediments are folded steeply, with attitudes conforming roughly to the nearest contacts of the Round Lake Batholith and the Otto Stock.

ECONOMIC GEOLOGY

Howard Lovell continues by saying (page 65 Misc. Paper 11) that iron formation is present as long narrow zones interbedded with tuff and agglomerate of rhyolitic, dacitic, and andesitic composition. Much of the iron formation consists of banded magnetite and chert, some areas of which cause high aeromatic anomalies. Also present are large zones of pyrite-pyrrhotite-magnetite iron formation containing low percentages of copper and nickel. The greatest known concentrations of sulphides are in concession III, lots l, 2, 3, and 4, and in concession IV, lots l and 2.

Exploration for gold should be concentrated in the two northern concessions, in syenite, trachyte, and carbonate rocks.

Howard Lovell continues by saying (page 16 Geological Report 99) that three facies of iron formation are present in the map-area (Map 2239): magnetite-chert, graphite-pyrite-pyrrhotite, and carbonate. Most of the exploration for gold has been concentrated in syenite, trachyte, and carbonate rocks along the Larder lake Fault, so most of the carbonate rocks have not been thoroughly explored. He recommends: surface prospecting, soil and bedrock geochemistry, and greater use of geology during interpretation of geophysical work; this would provide more rewarding drill targets.

Howard Lovell reported (in Annual Report of the Regional and Resident Geologists 1974, Miscellaneous Paper 60, 1975) that most of the gold probably originated from ultramafic rocks, syenitic rocks and clastic and chemically precipitated sedimentary rocks, most of which built up from the sea bottom to form an island arc.

The principal host rocks of the gold mineralization are:

a) syenite and trachyte (some of the trachyte is tuffaceous), and related porphyritic rocks;

b) low grade Algoma-type iron formation of the sulphide and carbonate facies, with some of the carbonate rocks having a spatial and possibly genetic relationship to ultramafic rocks;

c) Timiskaming-type meta sediments, which additionally form the bulk of the country rocks.

T. L. Wells, Engineer with Erie Canadian Mines reported in 1938 that gold was found on claim L-17404 (North East 1/4 of North 1/2 Lot 5 Con V ) (1/2 mile North of Chartre-Dufresne Eby Property #1) in a quartz stringer. Two samples yielded 2.74 oz/ton Au and 0.06 oz/ton Au, respectively.

This information is also reported in Mineral Resources and Mining Properties in the Kirkland Lake-Larder Lake Area in the Ontario Department of Mines Mineral Resources 1964 Circular #3 on page 72.

Gold was also discovered on the Baldwin Consolidated Mines Property in the Northeastern corner of Eby Township. G. L. Holbrooke reported that several small but rich gold ore-bodies lying in the zone are associated with the more easily fractured syenite rocks.

The only gold values of economic importance found on the property to date occur where the N. 20 degrees East set of faults cut the vein system. (See Ontario Department of Mines Vol. LVII. Part I. 1948 (Special note from Annual Report for the Kirkland Lake Resident Geologist's District 1992 and Ontario Geological Survey Miscellaneous Paper 161

81 tons of ore were milled yielding 43 oz of gold and 81 oz of Silver at a average grade of 0.531 oz Au/t. It has been reported that there were favourable environments for gold in the Kirkland Lake-Larder Lake Camp. In the Larder Lake sector, gold mineralization is associated with carbonatized ultramafic rocks along the Larder Lake Fault, whereas around Kirkland Lake gold mineralization occurs in sheared syenitic intrusions, trachytic flows end sedimentary rocks along the Kirkland Lake Fault.

The Larder Lake Fault zone can be traced across the camp where it generally marks the boundary between the Temiskaming sediments and Larder Lake Group. This same structure continues below the cover of Cobalt Group sedimentary rocks along the Kirkland Lake Fault. Carbonatized komatiitic ultramafic and mafic levels would be expected along this whole area immediately south of the Larder Lake Fault.

Also, there are subsidiary faults that parallel the major structure.

L. S. Jensen reported (page 119 Ontario Geological Survey Miscellaneous Paper 126 1985) that gold mineralization in the area mainly occurs in the Larder Lake and Temiskaming Groups. The gold mineralization closely follows the stratigraphy of the sedimentary rocks. Secondary and tertiary concentration of the gold is likely to have occurred in volcanic rocks which incorporated sedimentary material, and in quartz-carbonite veins, syenitic intrusions, in fractures and alteration zones.

L. S. Jensen continues by saying that in the Temiskaming Group, the gold in the Kirkland Lake camp occurs in quartz-filled fractures and alteration zones associated with the Kirkland Lake 'Break' and in the feldspar porphyries which cut the Timiskaming Group trachytes and sedimentary rocks.

LOCAL GEOLOGY

L. S. Jensen reported in Genesis of Archean, Volcanic Hosted Gold Deposits 1980 (in the Ontario Geological Survey Miscellaneous Paper 97) that the dominant feature of the Kirkland Lake-Larder Lake area is the major fault system that appears to extend from Matachewan in the west through Noranda towards Val d'Or. In many places this fault system is obscured by only slight displacement of the younger Proterozoic rocks. The older the rocks, the greater is the displacement. This suggests that the fault system has been active since the initial deposition of volcanic and sedimentary rocks in the area without a doubt this same fault system has influenced the deposition of these rocks and their alteration along its length.

Gold mineralization is found in several rock types: gold-bearing ultramafic intrusions, laval flows (komatiites), debris flows, felsic tuff, chert, iron formation, carbonaceous sedimentary rocks, argillite, conglomerate, porphyritic intrusions and granitic intrusions. The range of mineralization is much greater than that associated with massive suphide deposits.

L. S. Jensen continues by saying that gold exploration should be concentrated near major fault zones which mark the tectonic boundary between volcanic piles or between volcanic piles and gneissic terrains which have sedimentary aprons.

W. S. Savage in Mineral resources and Mining Properties in the Kirkland Lake-Larder Lake Area (Mineral Resources Circular No. 3 (See Annex "H - 13C") reported that the formations of economic interest belong to the earlier Precambrian era: volcanics, sediments and intrusives. The Break is a strong wide carbonized shear zone, characterized by the presence of green mica and quartz stockworks. The Break or its branches appear to have had some influence on the localization of most of the ore bodies. From the southern part of Teck township, the Break has been traced southwestward to where it is overlain by the later Cobalt series in Eby Township. The amount of displacement along the Break could be hundreds of feet or in miles says W. S. Savage. The Keewatin and Timiskaming series were then invaded by Algoman intrusives: stocks, dikes, irregular-shaped bodies of granite to diorite or lamprophyre. In Teck Township the most important of the intrusives are the syenite, augite syenite and syenite porphyry. W. S. Savage continues by saying that following the emplacement of the intrusive, hot circulating solutions produced carbonate replacements along pre-existing faulted zones. This carbonatization was followed by the faulting which opened up channel ways for the later solutions that produced the gold-bearing veins in the Kirland Lake camp. The Kirkland Lake Fault branches away from the Larder Lake Break in the vicinity of Kenogami Lake. Minor faults which branch off the "MAIN BREAK' have been important sources of ore underlain by Neoarchean ultramafic, mafic, intermediate and felsic meta volcanic rocks and alkalic extrusive flows with Neoarchean clastic and chemical metasedimentary rocks. These rocks are intruded by Archean felsic rocks of the Round Lake batholith, ultramafic, mafic and felsic alkalic rocks of the Otto stock and Matachewan diabase dikes. (See Annex ("C-l")) Alkalic meta volcanic rocks are interbedded with clastic metasedimentary rocks correlated with the Timiskaming assemblage and occur south and east of Kenogami Lake in Eby Township.

The alkalic rocks are composed of aphanitic, fine grained and amphibole and/or feldspar porphyritic flows, flow breccia, related subvolcanic dikes and sills. Mr. B. R. Berger and L. Pigeon suggest that the mafic to ultramafic rocks related to the Otto Stock offer interesting prospects for nickel-copper and platinum group) elements (PGE) mineralization.

Otto Township

The Round Lake Batholith underlie the other metavolcanics, and are the oldest rocks in the map-area. Most mafic metavolcanics other than the contact metamorphosed mafic tuffs are typical Keewatin-type rocks of the lower greenschist (plagioclase-chlorite) facies. They consist of tuff and agglomerate; pillowed and massive basalt and andesite; and porphyritic (white feldspar phenocrysts and fragments), amygdaloidal, and variolitic varieties. The typical Keewatin-type mafic metavolcanics contain the following minerals: chlorite; secondary hornblende, actinolite, and tremolite; sericitized and saussuritized albite, oligoclase, and andesine; carbonate minerals; quartz; augite; biotite; magnetite and leucoxene; zircon. In this rock the chlorite and amphibole (mainly hornblende) constitute 35 to 55 percent, plagioclase 25 to 35 percent, quartz 0 to 20 percent, and epidote (and sericite and saussurite) 0 to 15 percent. In the metavolcanic rocks which are unaltered by younger intrusions and which are of the greenschist metamorphic facies, the amphibole is small euhedral tabular and prismatic green hornblende grains about 0.5 mm long. Intergrown with the hornblende are small rounded plagioclase grains an average of 0.1 mm in diameter. Little of the feldspar is twinned. In some places, fine-grained quartz is intergrown with the plagioclase. Also present in some of the metavolcanic rocks are augite, sericite, and carbonate

METAVOLCANICS

Felsic metavolcanics are interbedded with mafic metavolcanics and carbonate rocks, and are concentrated in a belt around the northern contact of the Otto Township alkalic igneous stock. The rocks underlying the felsic metavolcanics are mafic metavolcanics, but in many places along the intrusive contact the mafic metavolcanics were apparently obliterated by the igneous intrusion, leaving the felsic metavolcanics in contact with the stock. The felsic metavolcanics range in composition from dacite to rhyolite. Dacite tuff and agglomerate predominate, and rhyodacite tuff and agglomerate comprise most of the remainder of the felsic metavolcanics. The dacite and rhyodacite are hard, fine-grained, greenish grey to pale greyish white rocks that weather to pale brownish green and pale brownish grey. The major mineral constituents are plagioclase, mica, carbonate minerals, and epidote.

Work undertaken within claim Atacama 1 and 2 in area of Eby and Otto Twp

1930 - Cheltonia-Swastika Mines Limited - KL-2701 - seven diamond drill holes totaling 3,002 feet; no logs and no assays; (Assay report has been found, see attached in this report)

1935 - shaft to 105 feet and 60 feet of drifting on the 100 foot level by Selected International Mines Limited (from 1999 report by Fred Sharpley):.

1948 - Todora Kirkland Prospecting Syndicate - KL-2701 - Eby Twp, Cone V & VI, Lot 1 & 2, Otto Twp, Cone V, Lot 12, N1/2, SW1/4, geological report & various memos, 4 ddhs totaling 1504 ft, no assays reported;.

1952 - Macassa Mines Limited - KL-2701 - four diamond drill holes (M 1-4) totaling 1505 feet in holes M 1-4; logs and sections with assays;

1957 - Wright Hargreaves Mines Limited - KL-1635 - one diamond drill hole (N-1) to 400 feet; logs;

1969 - Conrad Allard - KL-0015 - Cone. V Lot 12 NW½ N ½- 200 m trench -EW; no assays; Otto Twp.

1971 - T. Gudrie - KL-1056 - Eby Twp.- Cone. V Lot 2 NE 1/4 S ½; grab samples: Nos. 1169 -

0.18 oz/ton Au; 1170 - 0.03 oz/ton Au, 1.88% Zn, 0.81% Pb; exact location not known.

1972 - C. Luke - KL-1658 - Eby Twp. - Cone. V Lot 1 SW½ N ½ - stripping and trenching; no assays.

1981 - Noranda - KL-2045 - Eby Twp. - Cone. V Lots 10,11,12 N ½; magnetometer survey; 4 diamond drill holes (80-1,2,3,4); totalling 1391.6 feet, no significant assays;.

1984 - P. Harrington - KL-1095 - Eby Twp. - Cone. V Lot 1, 2 S ½; trenching, no assays; 5 diamond drill holes on claim 476738; 800' east and 500' south of No. 4 post; same location; logs, no assays.

1987 -A. Allsopp and D. Zabudsky - KL-0020 - Otto Twp. - Cone. VI Lot 10 S½SE1/4 two diamond drill holes; five claims (737143, 737144, 842493, 842494, 842495; optioned to Queenston Mining Inc. in 1988.

1991 - A. Allsopp- three trenches on claim 511329 - 400 feet long; geology map; no assay; Eby Twp. Cone. V Lot 1 SE 1/4 N ½; located on the Compilation Map.

1995 - A. Allsopp - KL-4110 - Otto Twp. Cone. V Lot 12 N ½ - magnetometer and induced polarization survey by JVX; geological mapping by Douglas Robinson on a scale of 1:1000 for OPAP.

1997 - Doug Robinson (KL-4130, 4133, 4307, 4362) - Otto Twp. - Cone. 5, Lot 11, S1/2, NW,

NE & SW 1/4s (claims 1206408, 1206295); Line cutting, Max-Min & Mag surveys, Geology, Sampling;

1999 - C. Huston - KL 4906 - Eby Twp. - Cone. V Lot 1 SE 1/4 N ½- claim 511329 - D.D.H -A- 1-99; 602 feet, located on Compilation Map; magnetometer survey on claims 511329, 476737,

476738 and 476739.

1999 - A. Allsopp - KL4110 - Eby Twp. - Cone. V Lot 1 SE 1/4 N ½ - claim 511329 - DDH-A-3- 99; 527 feet;

 Assay results, diamond drilling, IP results on 12 leased claims in Eby-Otto Twp owned by        Arnold  Allsopp in the Larder Lake Mining Division.

In 1930 Todora Syndicate Diamond Drilled 7 holes as follows

:#1- 0' to 175' Quartz porphyry  mineralized by pyrite and chalcopyrite. Gold  2.5 Oz. Vanadium 3.5%  Copper 2.5%

 #2- 0' to 250'  250' to 325' Quartz porphyry, Disulfides                              Gold .02 to 2.0 Oz.

#3- 225' to 391'  Greenstone, less mineralized.            300' to 302'           Gold  .75 Oz.

# 4  117' to 118 1/2'  Quartz Vein, Mineralized by Molybdenite                 Gold   .13 Oz.

# 5    No  Report or Assay.

 # 6    Heavy sulfides                                                      57' to 63'           Gold  .04 Oz.

Quartz, magnetite and traces of chalcopyrite        175' to 200'             "    .04  Oz.

Greenstone, heavy sulfides                                       363' to 374'              "     8 Oz

Vein matter, Quartz stringers, fine sulfides             446' to 450'             "     4 Oz.

Vein matter, well mineralized, fine sulfides        Not assayed

# 7 100' to175'  Pillow lavas ,dis pyrite and chalcopyrite  high-grade copper at 150'

 195' to 200' Vein matter, dis pyrite and chalcopyrite    Nickel   3 % Cobalt   1/2%

 Silver     32 Oz.  Gold       .4 Oz   Copper     1/2%

 244' to 250'  Vein matter, fair mineralization                                         Gold .30 Oz

 316' to 325'  Vein matter, Quartz stringers                                           Gold   3 Oz

Copper   4%

 325' to 350'  Vein matter di sulfides, chalcopyrite

                                                                                                                                                                                                  .

In 1935 Selected International Mines of London England leased 5 claims to Cheltonia-Swastika Mines Ltd. and sunk a shaft to 105 ft. and 60 ft. of lateral work on the 100 ft. level. The mine employed 18 men with living quarters on mine sight consisting of bunk-house, cookery, tool-shed and horse-stable. Abandoned for years.

In 1948 Todora- Kirkland  Prospecting Syndicate acquired the property and staked 9 unpatented claims and 2 patent claims. The property covers the strike of an apparent fault and shear zone for a distance of over 3,960ft. This zone appears to be a subsidiary fault to the Larder Lake "break" and is a favourable structure for the formation of gold and copper deposits. Grab samples for copper values from trenches; 13.39%, 6.12%, 6.62% and 5.32%

The property owned by A. Allso pp, consisting of 9 claims, straddles the boundary between Eby and Otto townships and is located approximately 2 km south of the northeastern corner of Eby Township. The site is located at UTM Zone 17, 563625E 5325620N (point location at the Cheltonia shaft).

The property has a long exploration history dating back to the 1930s when considerable work was done by Cheltonia Mines Ltd. A shaft was sunk to a depth of 112 feet, and 7 surface diamond-drill holes were completed. Several high gold and copper values were reported in samples from core. In the late 1940s, the Todora Kirkland Prospecting Syndicate re -staked the property.

Nelson in a memorandum dated July 16, 1948, suggested that circumstantial evidence indicated that previous results were unreliable (File KL-2701, assessment files, Resident Geologist's office, Kirkland Lake). Macassa Mines Limited optioned the Todora properly and completed 3 diamond-drill holes in 1952. Assay results did not return  significant gold or copper values.

Three mechanically dug trenches 300 feet apart were completed in 1991 by the present owner and are located approximately 1000 feet west of the Cheltonia shaft. Each trench extends northwards from the base line of a cut control grid and, starting from the west, these trenches are 800, 900 and 450 feet long on lines 12+00W, 9+00W and 6+00W, respectively.

Rock exposures in the trenches are mainly mafic volcanic rocks with interlayers from south to north of graphite shale and a silica-rich zone. The siliceous zone, approximately 100 feet wide, is exposed on line I 2+00W between stations 7+00N and 8+00N and on line 9+00W between stations 6+00N and 7+00N. This rock unit tends to be finely banded with pyrite A 30 foot wide, black. pyrite-bearing, argillaceous sedimentary unit occurs at line 9+00W from stations 3+00N 10 3+30N and at line 6+00W from stations 2+30N to 2+60N. A sample taken from this unit by Banlemoum in (Canada) Inc. returned 123 ppb Au.

Several jasper-magnetite-layered nodules up to I foot in diameter occur in mafic volcanic rocks in a trench located at line l2+00W from stations 2+75N to 8+00N. The arrangement of some of the nodules suggests a high degree of deformation, possibly of a single narrow iron formation band.

At line 9+00W and station 1+35N, a quartz-stringer zone, several feet wide, contains from 5% to 30% quartz material. The orientation of the quartz veins is highly variable, however, the overall strike direction is 080°. Locally the malic volcanic country rock is brecciated and cemented by the Quartz veins. The quartz veins contain locally well-developed chalcopyrite ble bs; so me of the chalcopyrite-bearing quartz vein should be analyzed for gold.

A. carbonate-chlorite-bearing alteration zone occurs on line 12+00W from stations 0+50N to l+O0 N. Two intrusions are also exposed in the trenches and are represented by a minor, discontinuous syenite body on line 6+00W at station 2+40N and gabbro on line 9+00W just south of the 0+00 base line.

Work undertaken in claim Atacama 3 in area of Otto Twp

Atacama 3 has a strong magnetic response trending east-west occurs along the southern edge of the survey area, just north of line ON between lines 300E and 900E. This magnetic signature exhibits flanking VLF EM responses along both the north and south flanks  of the magnetic signature. This may suggest the presence of an iron formation or an ultramafic. The anomaly between line 300E and 400E exhibits a lateral north-south shift indicating a structural feature crossing this area, which may indicate favorable alteration .

A second region exhibits an extremely magnetic high signature and a corresponding VLF EM signature. This may be a mineralized area or a result of culture. Two trenches were noted on this anomaly. I would recommend prospecting these trenches to better understand the source of this anomaly .

The traversed lines were established using a GPS in conjunction with the execution of the survey. The GPS operator would establish sample locations while remaining approximately 12.5m in front of the magnetometer operator. GPS waypoints and magnetic samples were taken every 12.5m along these controlled traverses. The GPS used was a Garmin GPSMAP 62s with an external antenna for added accuracy.

SWASTIKA
TECK TOWNSHIP
Otto Lake
Murdock Creek
Shaft
Adit
Au
24
25
22
VI
Gravel pits
Pits
Pit
Zn, gf
carb

REFERENCES

Jensen, L.S. and Langford F.F.

(1985): Geology and Petrogenesis of the Archean Abitibi Belt in the Kirkland Lake Area , Ontario; O.G.S. - Miscellaneous Paper 123.

Lovell, H.L.

(1972): Geology of the Eby and Otto Area, District of Timiskaming, Geological Report 99, Map

2239.

Pigeon, L & Berger, B. R.

(2004): Precambrian Geology, Eby & Otto Townships, Ontario Geological Survey, Preliminary Map P.3634, Scale 1:20000.

Ploeger, F. R.

(2012): Geology and Mineralization of the Upper Canada Mine, Presentation at the Northern Prospectors Mines and Minerals Symposium, Kirkland Lake.

Robinson, D.

(1995): Ontario Prospectors Assistance Program, Otto Township, Ontario For Arnold Allsopp.

Sharpley, F. J.

(1999): Exploration Report on Allsopp- Huston Property, Eby and Otto Townships, Kirkland Lake Area, Larder Lake Mining Division, Ontario, for Mask Resources Inc.

   Smith, J.P., Spooner, E.T.C., Broughton, D.W., Ploeger, F.R.

(1993): Archean Au-Ag-(W) Quartz Vein/Disseminated Mineralization within the Larder Lake - Cadillac Break, Kerr Addison - Chesterville System, North East Ontario, Canada; OGS - Open File Report 5831.

Stevenson, D.B., Broughton, D.W., Cruji, D.R., Masson, M.W. and Parry, S.E.

(1995): Geology and Exploration History of the Amalgamated Kirkland Deposit, Kirkland Lake, Ontario; Exploration Mining Geol. Vol. 4. Pp 187-196; CIMM

Thomson, J.E.

(1950): Geology of Teck Township and the Kenogami Lake Area, Kirkland Lake Gold Belt; Geology of the Main Ore Zone at Kirkland Lake.